Exhibit 10.1

INVESTOR BOARD RIGHTS, LOCKUP, AND STANDSTILL AGREEMENT

This Investor Board Rights, Lockup, and Standstill Agreement (this “Agreement” or “Investor Rights Agreement”) is made as of this 30th day of December, 2015, by and between NeoGenomics, Inc., a Nevada corporation (the “Company”), on the one hand, and GE Medical Systems Information Technologies, Inc., a Wisconsin corporation (the “Investor”), and General Electric Company, a New York corporation (“GE”) acting for itself and each GE Subsidiary (as defined below), on the other hand.

WHEREAS, the Company, NeoGenomics Laboratories, Inc., a Florida corporation and subsidiary of the Company and GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (the “Seller”), are parties to that certain Stock Purchase Agreement, dated as of October 20, 2015 (the “Stock Purchase Agreement”), pursuant to which the Investor (after the assignment by Seller to the Investor of all rights to receive the Shares (as defined below)) has received from the Company as of the date hereof, (i) 15,000,000 shares of the Company’s Common Stock (the “Common Shares”), and (ii) 14,666,667 shares of the Company’s Preferred Stock (the “Preferred Shares”, and together with the Common Shares, the “Shares”) which Preferred Shares are convertible into Common Stock in accordance with their terms (the shares of Common Stock issuable upon conversion of the Preferred Shares, collectively, the “Conversion Shares”), as a portion of the consideration for the sale to the Company of the Investor’s shares of capital stock in Clarient, Inc.; and

WHEREAS, in connection with the Stock Purchase Agreement and the issuance of the Shares to the Investor, the parties desire to enter into this Agreement in order to establish certain rights and restrictions relating to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings:

“Action” has the meaning set forth in the Stock Purchase Agreement.

“Affiliate” has the meaning set forth in the Stock Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Exchange” means the Eligible Market on which the Company’s capital stock is listed.

“Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Board Qualifications” has the meaning set forth in Section 2.03.

“Business Day” means a day, other than Saturday, Sunday or public holidays in the United States of America.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Common Shares” has the meaning set forth in the Preamble.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the first paragraph.

“Company Breach” has the meaning set forth in Section 4.02

“Conversion Shares” has the meaning set forth in the Preamble.

“Current Market” means The Nasdaq Capital Market.

“Election Meetings” has the meaning set forth in Section 2.01.

“Eligible Market” means The NASDAQ Global Select Market, The New York Stock Exchange, Inc., The NYSE MKT LLC, The NASDAQ Capital Market, or The Nasdaq Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“GE” has the meaning set forth in the first paragraph.

“GE Subsidiary” means any wholly-owned Subsidiary of GE.

“Governmental Authority” has the meaning set forth in the Stock Purchase Agreement.

“Holders” means each of Investor, GE and each GE Subsidiary to the extent any such entity or entities Beneficially Own Shares or Conversion Shares.

“Holder Breach” has the meaning set forth in Section 2.06(b).

“Initial Investor Designee” has the meaning set forth in Section 2.09.

“Investor” has the meaning set forth in the first paragraph.

“Investor Designee” has the meaning set forth in Section 2.01.

“Investor Designee Termination Event” has the meaning set forth in Section 2.06.

“Law” has the meaning set forth in the Stock Purchase Agreement.

“Liability” has the meaning set forth in the Stock Purchase Agreement.

“Lockup Period” means, with respect to the Common Shares and Conversion Shares Beneficially Owned by Holders, the period commencing on the date of this Agreement and ending on the day that is the earlier of (i) two (2) years from the date of this Agreement or (ii) the date which is six (6) months after all of the Preferred Shares have been redeemed by the Company, subject to earlier termination as provided for in this Agreement.

“NGC” has the meaning set forth in Section 2.03.

“Permitted Acquisition” has the meaning set forth in Section 3.01(a).

“Permitted Disposition” has the meaning set forth in Section 3.02(b).

“Permitted Transfer” has the meaning set forth in Section 3.02(c).

“Permitted Transferee” means the recipient of a Permitted Transfer.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Authority.

“Preferred Shares” has the meaning set forth in the Preamble.

“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Purchase Rights” has the meaning set forth in Section 4.03.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and the Investor.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” has the meaning set forth in the Preamble.

“Standstill Period” means the period commencing on the date hereof and continuing until the 48-month anniversary of the date hereof, subject to earlier termination as provided for in this Agreement.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in the Stock Purchase Agreement.

“Third Party” shall mean any Person other than Investor, GE or a GE Subsidiary.

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership

“Voting Stock” means the shares of Common Stock and the other securities of the Company or its successor that have the power to generally vote in the election of members of the Board or the equivalent of its successor.

“Volume Limitation” means the volume limitations set forth in clause (e) of Rule 144 applicable during any three month period.

ARTICLE 2

BOARD REPRESENTATION

Section 2.01 Investor Designee Appointment and Nomination Right. So long as the Holders continue to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s then outstanding Voting Stock on any record date for a meeting of Company’s shareholders, Investor shall have the right, but not the obligation, to designate one nominee to serve as a director of the Company (the “Investor Designee”). The Company shall (a) appoint such Investor Designee to its Board of Directors, (b) include the Investor Designee in its slate of nominees for election to the Board of Directors at each annual or special meeting of stockholders of the Company following the Closing at which directors are to be elected and at which the seat held by the Investor Designee is subject to election (such annual or special meetings, the “Election Meetings”), and (c) recommend that the Company’s stockholders vote in favor of the Investor Designee and support for election the Investor Designee in the same manner as the Company supports the other nominees nominated by the Board of Directors for election to the Board of Directors, and otherwise use commercially reasonable efforts to cause the election of the Investor Designee to the Board of Directors at each of the Election Meetings. The foregoing appointment and nomination rights will be subject to the Investor Designee satisfying the Company’s Board Qualifications; provided that, if a determination is made pursuant to Section 2.03 that the Investor Designee does not meet the Board Qualifications, (i) the Company will not nominate a replacement candidate in place of the rejected Investor Designee (unless the Investor does not nominate a replacement candidate pursuant to its rights in the following clause (ii)), and (ii) the Investor shall have the right to nominate a replacement candidate in place of the rejected Investor Designee and continue such process of nominating a replacement candidate until such time as an Investor Designee meets the Board Qualifications; provided, that Company shall not be required to delay any meeting of shareholders beyond the earlier to occur of (1) forty (40) days prior to the deadline established in the Company’s By-laws for holding any annual meeting of shareholders or (2) the deadline established by the NASDAQ Stock Exchanges for holding an annual meeting of shareholders.

Section 2.02 Vacancies. If at any time prior to an Investor Designee Termination Event, an Investor Designee resigns from the Board, is removed (with or without cause) pursuant to applicable Law or the Company’s Bylaws, fails to satisfy the Board Qualifications, fails to be elected to the Board at an Election Meeting, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board, the Investor shall have the ability to select a substitute person to join the Board as a new Investor Designee, provided that such new Investor Designee meets the Board Qualifications pursuant to Section 2.03. In the event such substitute person does not satisfy the Board Qualifications, Investor will have the right to recommend an additional substitute person as an Investor Designee and continue the process until such time as a substitute person meets the Board Qualifications, provided, that the Company shall not be required to delay any annual meeting of shareholders beyond the times listed in Section 2.01. Provided such substitute Investor Designee meets the Board Qualifications, the Board will appoint such substitute person as an Investor Designee to the Board no later than ten (10) Business Days after the recommendation of that person to the Board by Investor and include such Investor Designee in the slate of the Company’s director nominees for election at Election Meetings pursuant to Section 2.01 above. So long as any Investor Designee is eligible to be so designated in accordance with this Agreement, the Company shall (a) not take any action to remove such person as a director, without the prior written consent of Investor, and (b) unequivocally and actively support each Investor Designee without reservation for such Investor Designee’s election to the Board, including in the event the Investor Designee is the target of opposition by any stockholder of the Company, including any “just say no” campaign or any other attempt to unseat or defeat such Investor Designee.

Section 2.03 Board Qualifications. Each Investor Designee shall, at the time of nomination (and at all times thereafter until such individual’s service on the Board of Directors ceases), (a) meet any applicable requirements under applicable Law, stock exchange rules or the Company’s corporate governance policies generally applicable to the non-executive directors on the Board, (b) complete the Company’s standard director questionnaire which is generally required of non-executive directors on the Board, (c) be approved of by the Nominating and Corporate Governance Committee of the Board (the “NGC”) and thereafter by the Board and (d) comply with any minimum annual attendance requirements in effect for the entire Board and applied uniformly to all directors; provided, that the NGC and the Board may only fail to approve an Investor Designee if the NGC determines in good faith: (i) that the Investor Designee fails to satisfy the applicable requirements under applicable Law, the Applicable Exchange or such corporate governance policies; (ii) the recommendation of the Investor Designee would violate the fiduciary duties of the Board or the NGC; or (iii) the Investor Designee has failed to meet the minimum attendance requirements in effect for (and applied uniformly to) the entire Board in any preceding twelve (12) month period (the “Board Qualifications”). Investor agrees that, upon the request of the Company, it will consider any requests for a replacement Investor Designee if the NGC raises concerns about the suitability of any proposed Investor Designee. The Company shall not revise or amend the Board Qualifications or any applicable governance guidelines or other requirements in a manner that has the intent or effect of adversely affecting the nomination or election of an Investor Designee (by for instance, adding requirements that all directors meet citizenship or independence requirements that would disqualify Persons known by the Company to be the Investor’s probable designees).

Section 2.04 Compensation, Indemnification and Insurance. Investor Designees shall be entitled to the same retainer, equity compensation, benefits and other fees or compensation, including travel and expense reimbursement, paid to the other non-executive directors of the Company for their services as a director, including for any service on any committee of the Board. For so long as an Investor Designee continues to serve as a director and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted by applicable Laws, indemnify such Investor Designees and shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same or greater extent it now indemnifies and provides insurance for the non-executive members of the Board of Directors. Without limiting the foregoing, the Investor Designee shall be provided indemnification which is no less favorable than provided to the other non-executive directors of the Company. In all directors’ and officers’ insurance policies, each Investor Designee shall be covered as an insured in such a manner as to provide the Investor Designee with rights and benefits under such insurance policies no less favorable than provided to the other non-executive directors of the Company. To the extent the Company has a policy in effect of entering into director indemnification agreements with its directors at any time, the Company shall enter into its standard director indemnification agreement provided to other members of the Board with each Investor Designee, effective as of the date such Investor Designee joins the Board or such director indemnification agreements are entered into with other directors.

Section 2.05 Committees. For so long as such membership does not conflict with any applicable Law or rule of the Applicable Exchange, the Investor Designee shall be entitled to serve as a member of or observer to certain committees of the Board that are mutually agreed upon between the Investor Designee and the Company and are based on the relative skills and experience of the Investor Designee. Investor understands and acknowledges that it is the policy of the Company that each non-executive Director sit on at least one committee of the Board. The Company shall take such actions as are necessary to appoint the Investor Designee to such committees as are mutually agreed by the Investor Designee and the Company within ten (10) Business Days of reaching such agreement.

Section 2.06 Termination of Investor Designee Rights. Notwithstanding the foregoing, the Investor’s rights under this ARTICLE 2 with respect to the Investor Designee shall terminate automatically on the earlier to occur of: (a) the date when the Holders and their Affiliates cease to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s then outstanding Voting Stock or (b) the Holders are in breach of any of their obligations in any material respect set forth in this Agreement and such breach has not been cured (or is incapable of being cured) by the Holders within ten (10) Business Days following receipt of written notice from Company specifying the details of such breach (such uncured breach, hereafter a “Holder Breach”). Either of the events described in this Section 2.06(a) or (b) is referred to as an “Investor Designee Termination Event”. Upon the occurrence of an Investor Designee Termination Event, the term of an incumbent Investor Designee impacted by the Investor Designee Termination Event shall continue until the earlier of (i) the Election Meeting that immediately follows the Investor Termination Event and (ii) the Investor Designee dies or resigns from the Board.

Section 2.07 Subsequent Board Increases. So long as the Holders and their Permitted Transferees continue to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s outstanding Voting Stock, the Company shall not increase the authorized number of directors on the Board to more than ten without the prior written consent of the Investor.

Section 2.08 Transferability. The Investor may Transfer to GE or to any GE Subsidiary all or any portion of its rights under this ARTICLE 2 subject to the continuing rights of Company to approve any Investor Designees.

Section 2.09 Initial Investor Designee. The Investor agrees to propose an initial Investor Designee (the “Initial Investor Designee”) and have such proposed Initial Investor Designee meet with members of the Company’s NGC as part of the process to approve such Initial Investor Designee. So long as the Initial Investor Designee meets the Board Qualifications of Section 2.03, the Company shall use commercially reasonable efforts to appoint such Initial Investor Designee to the Board within thirty (30) days of the date of this Agreement and appoint the Initial Investor Designee to one or more mutually agreed upon committees of the Board not later than the first Board Meeting following the date of this Agreement.

ARTICLE 3

ADDITIONAL RESTRICTIONS

Section 3.01 Standstill.

(a) Limitation. Subject to the remainder of this Section 3.01, during the Standstill Period and unless otherwise approved by the Company, Investor and GE will not, and GE will cause each of the GE Subsidiaries not to, directly or indirectly, acquire or agree, whether by purchase, tender or exchange offer, to acquire ownership of any Common Stock of the Company, other than (A) the Shares delivered pursuant to the Stock Purchase Agreement, (B) any Conversion Shares issued or issuable pursuant to a conversion of any Preferred Shares and any other Common Stock issued or issuable as a result of the terms of the Preferred Shares, (C) any Common Stock issued or issuable as a result of any stock splits, stock dividends, rights, warrants, or other distributions, recapitalizations or offerings made available by the Company to holders of its Voting Stock, or (D) any Voting Stock acquired in accordance with Section 4.03 (each event listed in clauses (A) through (D), a “Permitted Acquisition”). In addition, nothing in this Section 3.01 or elsewhere in this Agreement shall prohibit Investor, GE or any GE Subsidiary from acquiring any Person that Beneficially Owns any Voting Stock or rights or options to acquire Voting Stock (including any shares acquired pursuant to any exercise of such rights and options).

(b) Termination of Standstill. The restrictions set forth in Section 3.01(a) shall cease and terminate and each of Investor, GE and each GE Subsidiary will be released from (i) the obligations of Section 3.01(a) and (ii) the other obligations under this Agreement, in the case of such other obligations to the extent necessary to comply with any requirements of law in making a competing offer or to purchase any Voting Stock, if any of the following occurs:

(i) a Third Party or group commences or announces its intention to commence a tender or exchange offer for 25% or more of the outstanding Voting Stock of the Company;

(ii) a Third Party or group acquires (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company or otherwise announces its intention to acquire (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company;

(iii) a Third Party or group enters into an agreement to acquire (in any manner), or announces its intention to acquire (in any manner) all or substantially all of the assets of the Company;

(iv) a Third Party or group enters into an agreement to acquire (in any manner), or announces its intention to acquire (in any manner) 25% or more of the outstanding Voting Stock of the Company;

(v) a Third Party or group has made, or has announced its intention to make an offer to acquire (in any manner) control of the Company or to elect two or more directors to the Board (including, without limitation, through a solicitation of proxies) or otherwise engage in a transaction that would require approval of the Company’s stockholders;

(vi) a Third Party or group is assisting or encouraging any other Person to engage in, or to announce its intention to engage in, any of the transactions contemplated in sub-clauses (i) through (v) above;

(vii) the Company enters into an agreement with respect to its consolidation, merger, amalgamation, reorganization or otherwise in which the Company would be merged into or combined with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock) 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; or

(viii) the Company publicly announces its intention to do any of the actions set forth in clauses (i) – (vii) or otherwise publicly announces its intention to explore strategic alternatives, or makes any public announcement indicating that it is actively seeking a change in control of the Company.

Notwithstanding the foregoing, if, and only if, (x) the restrictions set forth in Section 3.01(a) are terminated pursuant to any of clauses (i) – (vi) of this Section 3.01(b) as a result of a Third Party or group’s announcement of its intention to take any action, and (y) such Third Party or group (1) publicly retracts or withdraws its prior announcement of its intention to take such action, or fails to commence such action within sixty (60) days of such initial announcement, (2) in the case of clauses (iii) and (iv) above, terminates such definitive agreement or (3) otherwise finally and definitively fails to consummate such action, then three (3) Business Days following such public retraction, or in the case of (2) or (3) above, following written notice from the Company to Investor that such termination of a definitive agreement or final and definitive failure to consummate an action has taken place, the restrictions set forth in Section 3.01(a) shall be reinstated in full force and effect for the balance of the Standstill Period, subject to any subsequent termination event pursuant to this Section 3.01(b). For the avoidance of doubt, nothing herein shall prevent Investor, GE and or any GE Subsidiary from consummating a transaction pursuant to a definitive agreement entered after the termination of the restrictions in Section 3.01(a) in accordance with this Section 3.01(b), but prior to the reinstatement of such restrictions in accordance with this paragraph.

(c) Most Favored Nation. So long as the Holders continue to Beneficially Own in the aggregate at least twenty percent (20%) of the Company’s then outstanding Voting Stock, if the Company engages in a transaction with a Third Party or group pursuant to which such Third Party or group acquires, through open market purchases or purchases from the Company, or a combination thereof, Beneficial Ownership of shares of Voting Stock possessing voting rights equal to or in excess of the voting rights of 20% of the then outstanding shares of Common Stock, and the Company either does not enter into a standstill agreement with respect to such Third Party’s or group’s ownership or enters into a standstill agreement with such Third Party or group which includes standstill provisions that are less favorable to the Company than those contained in this Section 3.01, then the definition of Standstill Period and the provisions of this Section 3.01 shall be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such Third Party or group and the Company shall promptly notify Investor in writing of such amendments; provided that Investor and GE may, by written notice to the Company, reject each such change individually (or group of changes as a whole) and elect to retain the standstill provisions in effect as of immediately prior to the date on which such provisions would have otherwise been amended in accordance with this Section 3.01(c). The Company represents that it has not entered into any transaction with a Third Party or group prior to the date hereof that would violate this Section 3.01(c) if entered into after the date hereof.

(d) Termination of Section. This Section 3.01 shall cease and terminate and each of Investor, GE and each GE Subsidiary will be released from this Section 3.01 when GE and the GE Subsidiaries cease to Beneficially Own in the aggregate ten percent (10%) or more of the Company’s Voting Stock.

Section 3.02 Dispositions.

(a) Lockup Period.

(i) Subject to the remainder of this Section 3.02, during the Lockup Period the Investor and GE will not, and GE will cause each of the GE Subsidiaries or any Permitted Transferees not to, without the prior written consent of the Company, sell or Transfer any of the Common Shares or Preferred Shares.

(ii) In addition, subject to the remainder of this Section 3.02, during the Lockup Period, the Holders will not, without the prior written consent of the Company, (a) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any of the Common Shares or Preferred Shares, whether any such transaction is to be settled by delivery of Common Shares or Preferred Shares, in cash or otherwise, or (b) publicly disclose the intention to do any of the foregoing. The foregoing restriction is expressly agreed to preclude the Holders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Common Shares or Preferred Shares even if the Common Shares or Preferred Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Common Shares or Preferred Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Common Shares or Preferred Shares.

(b) Permitted Dispositions. The restrictions set forth in Section 3.02(a) shall cease and terminate and each of Investor, GE and each GE Subsidiary will be released from the obligations of Section 3.02(a) in connection with dispositions of Common Shares pursuant to any of the following (each event listed in clauses (i) through (v), a “Permitted Disposition”):

(i) dispositions by a Holder to Investor, GE or any GE Subsidiary, including subsequent dispositions by such Holder to Investor, GE or any GE Subsidiary so long as each such transfer is a Permitted Transfer under this Agreement;

(ii) during any three (3) month period, dispositions by the Holders in the aggregate pursuant to the Rule 144 Volume Limitations;

(iii) dispositions resulting from the exercise of any rights under Section 2.03 of the Registration Rights Agreement;

(iv) dispositions to the Company or its any of its Affiliates;

(v) dispositions following a Third Party or group’s acquisition of (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company or announcement of its intention to acquire (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company;

(vi) dispositions following a Third Party or group’s entrance into an agreement to acquire (in any manner), or announcement of its intention to acquire (in any manner) all or substantially all of the assets of the Company;

(vii) dispositions following a Third Party or group’s entrance into an agreement to acquire (in any manner), or announcement of its intention to acquire (in any manner) 25% or more of the outstanding Voting Stock of the Company;

(viii) dispositions following a Third Party or group’s offer, or announcement of its intention to make an offer, to acquire (in any manner) control of the Company or to elect two or more directors to the Board (including, without limitation, through a solicitation of proxies) or otherwise engage in a transaction that would require approval of the Company’s stockholders;

(ix) dispositions following a Third Party or group’s assistance or encouragement of any other Person to engage in, or to announce its intention to engage in, any of the transactions contemplated in sub-clauses (v) through (viii) above;

(x) dispositions following the Company’s entrance into an agreement with respect to its consolidation, merger, amalgamation, reorganization or otherwise in which the Company would be merged into or combined with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock) 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof;

(xi) dispositions following the Company’s public announcement of its intention to do any of the actions set forth in clauses (v) – (x) or other public announcement of its intention to explore strategic alternatives, or any public announcement indicating that it is actively seeking a change in control of the Company; and

(xii) dispositions to a Third Party pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation or other reorganization involving the Company or any of its Voting Stock.

Notwithstanding the foregoing, if, and only if, (x) Permitted Dispositions are made pursuant to any of clauses (v) – (ix) of this Section 3.02(b) as a result of a Third Party or group’s announcement of its intention to take any action, and (y) such Third Party or group (1) publicly retracts or withdraws its prior announcement of its intention to take such action, or fails to commence such action within sixty (60) days of such initial announcement, (2) in the case of clauses (vi) and (vii) above, terminates such definitive agreement or (3) otherwise finally and definitively fails to consummate such action, then three (3) Business Days following such public retraction, or in the case of (2) or (3) above, following written notice from the Company to Investor that such termination of a definitive agreement or final and definitive failure to consummate an action has taken place, no further Permitted Dispositions may be made pursuant to such clause of this Section 3.02(b) for the balance of the Lock-Up Period, subject to any subsequent events that would allow Permitted Dispositions under such clause. For the avoidance of doubt, nothing herein shall prevent Investor, GE and or any GE Subsidiary from consummating a transaction pursuant to a definitive agreement entered after the inapplicability of the restrictions in Section 3.02(a) in accordance with this Section 3.02(b), but prior to the reinstatement of such restrictions in accordance with this paragraph.

(c) Permitted Transfers. Each of Investor, GE and GE Subsidiary expressly agrees that during the Lockup Period they will not transfer any of the Shares owned by them to any other entity that would not be classified as a Holder under this Agreement other than transfers permitted under Sections 3.02(b)(ii) through (b)(v). In the event that any Holder makes a Transfer during the Lockup Period pursuant to Section 3.2(b)(i), such Holder will notify the Company in writing three (3) business days in advance of any such Transfers during the Lockup period and will obtain written acknowledgement from any such transferees that they are Holders under this Agreement and bound by the restrictions of this Agreement. Any such Transfer made in compliance with this Section 3.02(c) shall be deemed to be a “Permitted Transfer” under this Agreement. Investor, GE and GE Subsidiary expressly agree and acknowledge that any Transfer of Shares during the Lockup Period that is not a Permitted Transfer shall be void ab initio. For the sake of clarity, the immediately preceding sentence of this Section 3.02(c) shall not apply to any transfer permitted under Sections 3.02(b)(ii) through (b)(v).

(d) Most Favored Nation. So long as the Holders continue to Beneficially Own in the aggregate at least twenty percent (20%) of the Company’s then outstanding Voting Stock, if the Company engages in a transaction with a Third Party or group pursuant to which such Third Party or group acquires, through open market purchases or purchases from the Company, or a combination thereof, Beneficial Ownership of shares of Voting Stock possessing voting rights equal to or in excess of the voting rights of 20% of the then outstanding shares of Common Stock, and the Company either does not enter into a lock-up agreement with respect to such Third Party’s or group’s ownership or enters into a lock-up agreement with such Third Party or group which includes lock-up provisions that are less favorable to the Company than those contained in this Section 3.02, then the definition of Lock-Up Period herein and the provisions of this Section 3.02 shall be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such Third Party or group and the Company shall promptly notify Investor in writing of such amendments; provided that Investor may, by written notice to the Company, reject each such change (or group of changes as a whole) and elect to retain the lock-up provisions in effect as of immediately prior to the date on which such provisions would have otherwise been amended in accordance with this Section 3.02(d). The Company represents that it has not entered into any transaction with a Third Party or group prior to the date hereof that would violate this Section 3.02(d) if entered into after the date hereof.

ARTICLE 4

OTHER COVENANTS

Section 4.01 Application of Covenants. Nothing in this Agreement shall limit the activities in the ordinary course of business of the financial services businesses of GE or any GE Subsidiary or any of their Affiliates (including any pension, retirement or employee benefit fund), including without limitation, brokerage, money management, financing, financial advisory, arbitrage, sales, trading and passive market making activities. Without limiting the generality of the foregoing, this Agreement and the limitations contained herein shall not apply to General Electric Capital Corporation, GE Ventures Limited or any of their Subsidiaries or to any of the activities undertaken by General Electric Capital Corporation, GE Ventures Limited or any of their Subsidiaries. In addition, this Agreement and the limitations contained herein shall terminate as to any GE Subsidiary at such time as such Person is no longer a GE Subsidiary. The

Holders agree not to disclose any confidential or material, non-public information regarding the Company to General Electric Capital Corporation, GE Ventures Limited or any of their Subsidiaries without the prior written consent of the Company.

Section 4.02 Voting at Election Meetings. From the date hereof until the earlier of (a) such date that the rights of Investor under Section 2.01 have terminated pursuant to this Agreement, or (b) the Company’s breach of any of its obligations in any material respect set forth in this Agreement and such breach has not been cured (or is incapable of being cured) by the Company within ten (10) Business Days following receipt of written notice from Investor specifying the details of such breach (such uncured breach, hereafter a “Company Breach”), Investor agrees to vote at any Election Meeting any shares of Voting Stock then Beneficially Owned by it at in favor of the election of the Company’s slate of nominees for election to the Board of Directors.

Section 4.03 Purchase Rights. If at any time on or after the date hereof, the Company grants or issues rights to purchase any shares of capital stock pro rata to the record holders of shares of Common Stock (the “Purchase Rights”), then the Company shall offer the Investor and its Affiliates, the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate number of shares of capital stock which Investor and its Affiliates could have acquired if Investor and its Affiliates had held the number of Conversion Shares issuable upon conversion of all Preferred Shares Beneficially Owned by Investor and its Affiliates. Any such shares of capital stock acquired by Investor, GE and its Subsidiaries pursuant to this Section 4.03 shall be exempt from any Takeover Statute (as defined in the Stock Purchase Agreement).

Section 4.04 Board Observer Rights. So long as the Holders continue to Beneficially Own in the aggregate at least twenty percent (20%) of the Company’s then outstanding Voting Stock, GE shall be entitled to have one representative of Investor, GE or any GE Subsidiary that is mutually agreed upon in advance by Company (such consent not to be unreasonably withheld) attend all meetings of the Board of Directors (and any committees upon which the Investor Designee sits that are held incident with such Board Meeting), in a non-voting observer capacity (the “Board Observer”) and, in this respect, shall give such representative copies of all notices (in the same manner as provided to the members of Board of Directors), minutes, consents and other materials that it has provided to its directors in connection with such meeting; provided, however, that the Company reserves the right to exclude such representative from access to any of such materials or meetings or portions thereof if the Company believes that (a) any such material or portion thereof to be a trade secret or similar confidential information, or (b) such exclusion is necessary to preserve the attorney-client privilege. GE shall be entitled to select a substitute person to serve as Board Observer that is mutually agreed in advance by the Company (such consent not to be unreasonably withheld), provided that GE may not appoint a new Board Observer more than once in any twelve (12) month period.

Section 4.05 Confidentiality. The Company shall hold in confidence and not make any disclosure of information concerning the Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iii) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investor and allow the Investor, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

Section 4.06 Listing of Shares. The Company shall use its reasonable best efforts to maintain the authorization for quotation of the Company’s Common Stock on its Current Market or any other Eligible Market.

Section 4.07 Reservation of Common Stock. The Company covenants that it shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of the Preferred Shares, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the Preferred Shares. The Company covenants that all shares of Common Stock which shall be issuable upon any conversion of the Preferred Shares shall, upon such issuance, be duly and validly issued and fully paid and non-assessable

Section 4.08 Shareholder Rights Agreement. The Company agrees that it shall not adopt any shareholder rights agreement of a type commonly known as a “poison pill” unless the Company provides that the provisions of such shareholders rights agreement or rights plan specifically permit Holders to Beneficially Own the percentage of the Company’s outstanding Voting Stock which the Holders Beneficially Own as of the date of adoption of such shareholder rights agreement, increased by the percentage of Beneficial Ownership represented by any shares of Voting Stock which the Holders obtain or may in the future obtain pursuant to the terms of the Preferred Stock, or as a result of any stock dividend, stock split or other recapitalization of the Company, or pursuant to any exercise of their rights set forth in Section 4.03 of this Agreement. The intention of the Parties is that the Holders will be “grandfathered in” with respect to such Beneficial Ownership and the Holders will not be trigger any distribution of rights or otherwise be deemed to be an “acquiring person” under any shareholder rights agreement or rights plan as a result of the acquisition of any securities contemplated in the previous sentence or any increase in Holder’s Beneficial Ownership as contemplated by this Section 4.08.

ARTICLE 5

TERMINATION

Section 5.01 Termination. In addition to the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate and the covenants set forth herein shall cease upon the earlier to occur of the following: (a) at any time upon the mutual written agreement of the Company, on the one hand, and GE and Investor, on the other hand; and (b) at such time as the Holders cease to Beneficially Own ten percent (10%) or more the outstanding Voting Stock of the Company. In addition, Investor and GE shall have the right to (i) terminate this Agreement and covenants set forth herein or (ii) terminate the restrictions set forth in Article 3 of this Agreement, upon a Company Breach, and the Company shall have the right to (i) terminate this Agreement and the covenants set forth herein or (ii) terminate the Board representation rights set forth in Article 2 of this Agreement, upon a Holder Breach.

Section 5.02 Survivability of Company Obligations. Notwithstanding any termination of this Agreement, the Company’s obligations in the second sentence of Section 2.04, Section 4.03, and Article 6 shall survive any termination of this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01 Amendment and Modification. This Agreement may be amended, restated supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or provision to be waived, in each case duly executed by the Company and holders of a majority in interest of the Shares determined on an as converted basis.

Section 6.02 Titles and Subtitles; Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole, unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

Section 6.03 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver hereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument signed by such party. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing among the parties, shall constitute a waiver of any such right, power or remedy.

Section 6.04 Binding Nature; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Neither party hereto may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other party hereto; provided, however, that the Investor may assign this Agreement and any or all rights, interests and obligations under this Agreement to any Holders upon prior written notice to the Company. For the sake of clarity, each transferee of Shares in connection with an assignment permitted by the previous sentence shall be deemed to be a “Holder” for purposes of this Agreement and Company shall have recourse against any Holders for breaches of this Agreement. Any attempted assignment in violation of this Section 6.04 shall be void ab initio.

Section 6.05 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 6.06 Notices and Addresses. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6.06), or (c) one (1) Business Day after deposit with overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, facsimile number, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6.06:

(a) if to the Investor to:

GE Medical Systems Information Technologies, Inc.

8200 West Tower Avenue

Milwaukee, Wisconsin 53223

Attention: Secretary

Facsimile: (414) 721-2230

and

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Facsimile: (609) 228-6148

with a copy (which shall not constitute notice) to:

GE Medical Systems Information Technologies, Inc.

c/o GE Healthcare Limited

Pollards Wood

Nightingales Lane

Chalfont St Giles

Buckinghamshire HP8 4SP

United Kingdom

Attention: Executive Counsel, M&A

Facsimile: +44 1494 545 275

and

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Thaddeus J. Malik

                  Richard S. Radnay

Facsimile: (312) 499-6100

E-mail: thaddeusmalik@paulhastings.com

             richardradnay@paulhastings.com

and

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92926

Attention: Stephen D. Cooke

Facsimile: (714) 668-6364

E-mail: stephencooke@paulhastings.com

(b) if to GE:

General Electric Company

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Facsimile: (609) 228-6148

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Thaddeus J. Malik

                  Richard S. Radnay

Facsimile: (312) 499-6100

E-mail: thaddeusmalik@paulhastings.com

             richardradnay@paulhastings.com

and

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92926

Attention: Stephen D. Cooke

Facsimile: (714) 668-6364

E-mail: stephencooke@paulhastings.com

(c) if to the Company:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attention: Douglas M. VanOort, CEO

Facsimile: (239) 768-0600

E-mail: dvanoort@neogenomics.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

200 South Biscayne Boulevard, Suite 3900

Miami, Florida 33131

Attention: Clayton E. Parker, Esq.

Facsimile: (305) 358-7095

E-mail: clayton.parker@klgates.com

Section 6.07 Governing Law. This Agreement and any Action arising out of or relating in any way to this Agreement, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the Laws of the State of New York without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York. Investor will cause the Investor Indemnitees, and the Company will cause the Company Indemnitees, to comply with the foregoing as though such Indemnified Parties were a party to this Agreement.

Section 6.08 Complete Agreement. This Agreement (including the exhibit hereto) and the other Transaction Agreements collectively constitute and contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and contracts among the parties hereto respecting the subject matter hereof and thereof.

Section 6.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party hereto.

Section 6.10 Counterparts and Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 6.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 6.12 Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b) Each party hereto agrees that irreparable damage would occur and the parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

Section 6.13 Dispute Resolution; Consent to Jurisdiction.

(a) Any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 6.06 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 6.14 Actions of the Investor Designees. Notwithstanding any of the provisions of this Agreement, nothing in this Agreement shall restrict or otherwise apply to the activities of any Investor Designee in such Person’s capacity as a director of the Company.

Section 6.15 Breaches by the Board. In the event of any breach of this Agreement in any material respect by the Board or by the NGC, such breach shall be deemed a breach by the Company.

Section 6.16 No Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, authorized person, member, partner, stockholder, Affiliate, agent, attorney or their respective Affiliates shall have any Liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of either Investor, Company or GE under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 6.17 Waiver of Jury Trial. To the maximum extent permitted by Law, each party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each party certifies and acknowledges that (a) such party has considered the implications of this waiver, (b) such party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such party is relying in entering into the Agreement. Each party may file an original counterpart or a copy of this Section 6.17 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

NeoGenomics, Inc., a Nevada corporation

By:	/s/ Douglas VanOort
Name:	Douglas VanOort
Title:	Chairman and CEO

GE Medical Systems Information Technologies, Inc., a Wisconsin corporation

By:	/s/ Kieran Murphy
Name:	Kieran Murphy
Title:	CEO, GE Healthcare, Life Sciences

General Electric Company, a New York corporation, on behalf of itself and each GE Subsidiary (as defined in this Agreement)

By:	/s/ Kieran Murphy
Name:	Kieran Murphy
Title:	CEO, GE Healthcare, Life Sciences